  Exhibit 99.1

American Resources Corporation Enters into New Non-Dilutive Credit Facilities for up to $10 Million

Credit facilities are backed by inventory and accounts receivables to provide added flexibility as it expands carbon production at its various complexes

Strength of balance sheet enables Company to access additional low-cost, non-dilutive forms of financing structures

January 27, 2021 | Source: American Resources Corporation

FISHERS, INDIANA / ACCESSWIRE / January 27, 2021 / American Resources Corporation (NASDAQ:AREC) (“American Resources” or the “Company”), a next generation and socially responsible supplier of raw materials to the new infrastructure marketplace, today announced that it has secured two new credit facilities that can be used to draw against inventories and accounts receivables. The credit facilities can be utilized at the Company’s discretion to drive revenues at its Perry County Resources, McCoy Elkhorn and Wyoming County complexes and provide additional flexibility as it executes upon its growth objectives. With an initial ability to draw up to $10 million in expansion financing, both facilities have provisions that enables them to be increased as the Company expands its production and revenue base.

The credit facilities will enable American Resources to further expand its production from American Carbon, American Rare Earth and American Metals while still ensuring a strong liquidity position. The total cost of the facilities are forecasted to represent one of the lowest costs of capital achieved to date for the Company since formation over five years ago. For the inventory facility, the Company is able to draw 80% of the inventory value at a cost of 2% for up to each 120 days outstanding and is subject to standard terms and conditions of the agreements. For the accounts receivable facility, the Company is able to draw 90% of the accounts receivable value at an equivalent 8% APR per year and is subject to standard terms and conditions of the agreements.

Kirk Taylor, Chief Financial Officer of American Resources Corporation, commented, “Being in a position to enter into two traditional credit agreements in today’s market environment is a testament to the strength of our Company’s financial position and balance sheet. The attractiveness of these credit facilities is that they will result in no equity dilution to our shareholders, they are a low-cost form of capital, provide the Company with additional flexibility as it ramps its production growth, and only incurs interest when, and if, we draw against them at our option. Being able to secure these credit financing facilities opens up additional opportunities to expand our production base at a time when we are seeing the increased demand for our infrastructure related products and with steel prices on the rise. Adding this type of flexibility into our unique, innovative and low-cost operating model will allow us to maximize the return to our shareholders while also enabling us to further our mission of creating additional, sustainable and quality jobs in the communities in which we operate.”

American Resources is constantly evaluating opportunities to minimize cost of capital as well as minimize shareholder dilution. These credit facilities supplement the Company’s already strong capital position and will be utilized to expand revenue and cash flow throughout 2021. With these flexible credit facilities in-place, and given the Company’s current balance sheet strength, the Company does not anticipate the need to access the equity markets to raise additional capital to execute on its current growth plan.

American Resources continues to focus on running efficient streamlined operations in being a new-aged supplier of raw materials to the infrastructure and electrification marketplace in the most sustainable of ways. By operating with low or no legacy costs and having one of the largest and most innovative growth pipelines in the industry, American Resources Corporation works to maximize value for its investors by positioning its large asset base to best fit a new-aged economy, while being able to scale its operations to meet the growth of the markets it serves.

About American Resources Corporation
American Resources Corporation is a next-generation, environmentally and socially responsible supplier of high-quality raw materials to the new infrastructure market. The Company is focused on the extraction and processing of metallurgical carbon, an essential ingredient used in steelmaking, critical and rare earth minerals for the electrification market, and reprocessed metal to be recycled. American Resources has a growing portfolio of operations located in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical carbon and rare earth mineral deposits are concentrated.

American Resources has established a nimble, low-cost business model centered on growth, which provides a significant opportunity to scale its portfolio of assets to meet the growing global infrastructure and electrification markets while also continuing to acquire operations and significantly reduce their legacy industry risks. Its streamlined and efficient operations are able to maximize margins while reducing costs. For more information visit americanresourcescorp.com or connect with the Company on Facebook, Twitter, and LinkedIn.

Special Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause the Company’s actual results, performance, or achievements or industry results to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. These statements are subject to a number of risks and uncertainties, many of which are beyond American Resources Corporation’s control. The words “believes”, “may”, “will”, “should”, “would”, “could”, “continue”, “seeks”, “anticipates”, “plans”, “expects”, “intends”, “estimates”, or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Any forward-looking statements included in this press release are made only as of the date of this release. The Company does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure you that the projected results or events will be achieved.

PR Contact:
Precision Public Relations
Matt Sheldon
917-280-7329
matt@precisionpr.co

Investor Contact:

JTC Team, LLC
Jenene Thomas
833-475-8247
AREC@jtcir.com

Company Contact:
Mark LaVerghetta
317-855-9926 ext. 0
Vice President of Corporate Finance and Communications